Exhibit 99.1

Inari Medical Appoints Outset Medical Executive Rebecca Chambers to Board of Directors

IRVINE, CALIFORNIA - June 22, 2021 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”) a medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases, today announced the appointment of Ms. Rebecca Chambers to its board of directors.  Ms. Chambers also will serve as a member of the Audit Committee.  Ms. Chambers, currently Chief Financial Officer of Outset Medical, Inc., brings more than a decade of healthcare leadership experience. Over the course of her career, Ms. Chambers has led numerous financial functions as well as served in leadership roles in investor relations for publicly traded companies in the healthcare space.

“We are pleased to welcome Rebecca as a new independent director to our board.  Her extensive healthcare leadership experience in high growth companies will be a valuable asset to Inari as we continue revolutionizing the treatment of venous thromboembolism,” said Bill Hoffman, Inari’s Chief Executive Officer.

Since June 2019, Ms. Chambers has served as the Chief Financial Officer of Outset Medical, Inc., a NASDAQ listed medical technology company pioneering a novel technology to reduce the cost and complexity of dialysis. Prior to that, she was at Illumina, a NASDAQ listed genetic tools company, where she served in a number of roles: as the Vice President, Financial Planning and Analysis from July 2017 to May 2019, as Vice President, Investor Relations and Treasury from April 2015 to June 2017, and as Senior Director, Investor Relations from October 2012 to April 2015. Previously, Ms. Chambers served as Head of Investor Relations and Corporate Communications at Myriad Genetics, a NASDAQ listed molecular diagnostic company, from January 2011 to October 2012, and in various roles in investor relations at Life Technologies, a biotechnology company, from May 2009 to December 2010. She also previously held positions with Bank of America, a financial services company, and Millennium Pharmaceuticals, a biopharmaceutical company that was acquired by Takeda Pharmaceuticals Co. Ms. Chambers holds a B.S. from John Carroll University and an M.B.A. from The S.C. Johnson Graduate School of Management, Cornell University.

About Inari Medical, Inc.

Inari Medical, Inc. is a medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases. Inari has developed two minimally-invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of pulmonary embolism and clot in transit in the right atrium.

Investor Contact:

Westwicke Partners

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com